Exhibit 99.1

Friendly Ice Cream Corporation Reports Fourth Quarter and Full Year 2004 Results

    WILBRAHAM, Mass.--(BUSINESS WIRE)--March 3, 2005--Friendly Ice Cream Corporation (AMEX: FRN) today reported results for the fourth quarter and year ended January 2, 2005.

    Fourth Quarter Results

    Total company revenues for the three months ended January 2, 2005 were $143.2 million as compared to total revenues of $135.1 million for the three months ended December 28, 2003. Comparable restaurant sales decreased 0.7% for company-operated restaurants and increased 3.3% for franchised restaurants. Including the results of the current quarter, franchise-operated restaurants have reported fifteen consecutive quarters of positive comparable restaurant sales growth. During the quarter, restaurant revenues declined by $5.0 million compared to the same quarter in the prior year as a result of the re-franchising of 27 company-operated restaurants over the last fifteen months.
    The 2004 fourth quarter included 14 weeks compared with 13 weeks in the 2003 fourth quarter, and the estimated impact of the extra week was an additional $10.7 million in total revenues.
    Certain of the Company's employees are covered under a noncontributory defined benefit pension plan. During 2004, lump-sum cash payments to participants exceeded the interest cost component of net periodic pension cost for the plan year. As a result of the settlement volume, due in part to the March 2004 and earlier restructurings, an additional pension expense of $2.2 million pre-tax ($1.3 million after-tax or $0.17 per share) was recorded in the 2004 fourth quarter. Effective December 31, 2003, all benefits accrued under the pension plan were frozen at the level attained on that date. As a result, the 2003 fourth quarter included a one-time non-cash pension curtailment gain of $8.1 million pre-tax ($4.8 million after-tax or $0.62 per share) equal to the unamortized balances as of December 31, 2003 from all plan changes prior to that date.
    The benefit from income taxes for the 2004 fourth quarter included a $2.2 million reversal of income tax accruals recorded in prior years. This accrual related to tax matters that, based upon additional information obtained during the fourth quarter, was no longer necessary.
    The net loss for the three months ended January 2, 2005 was $0.2 million, or $0.03 per share, compared to net income of $3.1 million, or $0.40 per share, reported for the three months ended December 28, 2003. As previously discussed, fourth quarter 2004 results include an additional pension expense of $2.2 million pre-tax ($1.3 after-tax or $0.17 per share) and fourth quarter 2003 results include a one-time non-cash pension curtailment gain of $8.1 million pre-tax ($4.8 after-tax or $0.62 per share).

    Full Year Results

    Total company revenues for the year ended January 2, 2005 were $574.5 million as compared to total revenues of $579.8 million for the same period in 2003. Comparable restaurant sales decreased 0.6% for company-operated restaurants and increased 2.7% for franchise restaurants. During the year ended January 2, 2005, restaurant revenues declined by $18.0 million compared to the same period in the prior year as a result of the re-franchising of 27 company-operated restaurants over the past twenty four months.
    Fiscal 2004 included an additional week of results, or 53 weeks in total, compared with 52 weeks in fiscal 2003. The estimated impact of the extra week was an additional $10.7 million in total revenues.
    As previously discussed, 2004 results include an additional pension expense of $2.2 million pre-tax ($1.3 million after-tax or $0.17 per share) and 2003 results include a one-time non-cash pension curtailment gain of $8.1 million pre-tax ($4.8 million after-tax or $0.62 per share). Also included in 2004 results are $8.2 million in expenses ($4.8 million after-tax or $0.63 per share) for debt retirement and restructuring costs, partially offset by a gain on litigation settlement. The benefit from income taxes for 2004 included a $2.2 million reversal of income tax accruals recorded in prior years.
    The net loss for the year ended January 2, 2005 was $3.4 million, or $0.45 per share, compared to net income of $9.5 million, or $1.25 per share, reported for the year ended December 28, 2003.
    Commenting on results, John L. Cutter, Chief Executive Officer and President of Friendly Ice Cream stated, "Weaker restaurant sales, higher commodity costs, and increased competition and discounting in the retail supermarket business severely impacted fiscal 2004 results. During the year, we opened four new company-operated restaurants and our franchisees opened seven new franchise restaurants. We are pleased with the opening sales of these new restaurants and their annualized sales volumes are currently projected to be 40 to 50% higher than the chain average."

    Business Segment Results

    In the 2004 fourth quarter, pre-tax income in the restaurant segment was $4.9 million, or 4.5% of restaurant revenues, compared to $5.3 million, or 5.0% of restaurant revenues, in the fourth quarter of 2003. The decrease in pre-tax income was mainly due to a 0.7% decline in comparable company-operated restaurant sales, the re-franchising of 27 company restaurants over the past fifteen months and higher commodity costs.
    Pre-tax income in the Company's foodservice segment was $2.4 million in the fourth quarter of 2004 compared to $3.5 million in the fourth quarter of 2003. The decrease was mainly due to increased retail promotional allowances and higher commodity costs. Case volume in the Company's retail supermarket business increased 4.4% for the fourth quarter of 2004 compared to the fourth quarter of 2003.
    Pre-tax income in the franchise segment increased in the fourth quarter of 2004 to $2.4 million from $1.4 million in the fourth quarter of 2003. The improvement is mainly due to increased royalty revenue from comparable franchised restaurant sales of 3.3% and from the opening of 10 new franchised restaurants and the re-franchising of 27 restaurants over the past fifteen months. Also, increased rental income from leased and sub-leased franchise locations contributed to the revenue growth in the current year quarter.
    Corporate expenses of $12.2 million in the fourth quarter of 2004 decreased by $0.2 million, or 2%, as compared to the fourth quarter of 2003 primarily due to lower interest and corporate bonus expense. These decreases were partially offset by higher costs for legal, accounting and other professional fees.

    Debt Retirement Costs

    In the 2004 first quarter, the Company completed the private offering of $175 million aggregate principal amount of 8.375% Senior Notes due 2012. The net proceeds from the offering, together with available cash and borrowings under the Company's revolving credit facility, were used to purchase or redeem the Company's 10.5% Senior Notes due December 1, 2007. In March 2004, $127.8 million of aggregate principal amount of 10.5% Senior Notes were purchased in a cash tender offer and in April 2004, the remaining $48.2 million of 10.5% Senior Notes were redeemed at 103.5% of the principal amount in accordance with the Senior Notes indenture. For the year ended January 2, 2005, debt retirement costs of $9.2 million were recorded, consisting of $6.8 million in premium costs and $2.4 million for the write-off of unamortized financing fees in connection with the cash tender offer.

    Restatement Related to Changes for Lease Accounting

    The Company has reviewed its lease accounting and leasehold depreciation practices partially in light of the recent attention and focus on such practices by restaurant and retail companies. Following this review and in consultation with its independent public accounting firm, Ernst and Young LLP, Friendly's has adjusted its computation of straight-line rent expense and the related deferred rent liability, as well as depreciation expense. As part of this accounting correction, the Company has restated certain of its previously reported financial statements in its Annual Report Form 10-K filed with the Securities and Exchange Commission on March 4, 2005. The restatement did not have any impact on the Company's previously reported cash flows, revenues or compliance with any covenant under its credit facility or other debt instruments.
    Historically, when accounting for lease renewal options, rent expense was recorded on a straight-line basis over the non-cancelable lease term. The depreciable lives of certain leasehold improvements and other long-lived assets on those properties were not aligned with the non-cancelable lease term. The Company believed that its accounting treatment was permitted under generally accepted accounting principles ("GAAP") and that such treatment was consistent with the practices of other public companies. Following a review of its lease accounting treatment and relevant accounting literature, the Company determined that it should: i) conform the depreciable lives for buildings on leased land and other leasehold improvements to the shorter of the economic life of the asset or the lease term used for determining the capital versus operating lease classification and calculating straight-line rent and ii) include option periods in the depreciable lives assigned to leased buildings and leasehold improvements and in the calculation of straight-line rent expense only in instances in which the exercise of the options period can be reasonably assured and failure to exercise such options would result in an economic penalty. The Company has restated its financial statements to accelerate depreciation for certain leasehold improvements and to record additional rent expense.
    The cumulative effect of the restatement for the fiscal years 1988 through 2003 is an increase in the deferred rent liability of $1.3 million, an increase in depreciation expense of $7.4 million and an increase in deferred income tax assets of $3.6 million. As a result, the retained deficit at the end of 2003 increased by $5.1 million, net of taxes. For the year ended December 28, 2003, rent expense increased by $310 thousand, depreciation expense increased by $848 thousand and diluted earnings per share decreased by $0.09. Additional details related to the restatement can be found in the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 4, 2005.

    Investor Conference Call

    An investor conference call to review fourth quarter and full year 2004 results will be held on Friday, March 4, 2005 at 10:00 A.M. Eastern Time. The conference call will be broadcast live over the Internet and will be hosted by John Cutter, Chief Executive Officer and President. To listen to the call, go to the Investor Relations section of the Company's website located at www.friendlys.com, or go to www.streetevents.com. An online replay will be available approximately one hour after the conclusion of the call.
    Friendly Ice Cream Corporation is a vertically integrated restaurant company serving signature sandwiches, entrees and ice cream desserts in a friendly, family environment in over 530 company and franchised restaurants throughout the Northeast. The company also manufactures ice cream, which is distributed through more than 4,500 supermarkets and other retail locations. With a 69-year operating history, Friendly's enjoys strong brand recognition and is currently remodeling its restaurants and introducing new products to grow its customer base. Additional information on Friendly Ice Cream Corporation can be found on the Company's website (www.friendlys.com).

    Forward Looking Statements

    Statements contained in this release that are not historical facts constitute "forward looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements include statements relating to the expected results and sales trends of existing and newly opened restaurants. All forward looking statements are subject to risks and uncertainties which could cause results to differ materially from those anticipated. These factors include risks and uncertainties arising from accounting adjustments, the Company's highly competitive business environment, exposure to fluctuating commodity prices, risks associated with the foodservice industry, the ability to retain and attract new employees, new or changing government regulations, the Company's high geographic concentration in the Northeast and its attendant weather patterns, conditions needed to meet restaurant re-imaging and new opening targets, the Company's ability to service its debt and other obligations, the Company's ability to meet ongoing financial covenants contained in the Company's debt instruments, loan agreements, leases and other long-term commitments, and costs associated with improved service and other similar initiatives. Other factors that may cause actual results to differ from the forward looking statements contained herein and that may affect the Company's prospects in general are included in the Company's other filings with the Securities and Exchange Commission. As a result the Company can provide no assurance that its future results will not be materially different from those projected. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such forward looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

                    Friendly Ice Cream Corporation
                    ------------------------------
                Consolidated Statements of Operations
                -------------------------------------
            (In thousands, except per share and unit data)

                                Quarter Ended          Year Ended
                           ----------------------- -------------------
                             Jan 2,      Dec 28,     Jan 2,   Dec 28,
                              2005        2003        2005     2003
                           ----------- ----------- --------- ---------
                           (unaudited) (unaudited)
                                        restated             restated
Restaurant Revenues          $109,431    $105,983  $448,661  $459,758
Foodservice Revenues           30,364      26,813   112,637   110,190
Franchise Revenues              3,377       2,286    13,199     9,822
                           ----------- ----------- --------- ---------

REVENUES                      143,172     135,082   574,497   579,770

COSTS AND EXPENSES:
  Cost of sales                56,349      49,354   215,264   207,071
  Labor and benefits           40,596      39,656   165,675   166,982
  Operating expenses           26,440      25,619   109,549   108,632
  General and
   administrative
   expenses                    10,501      10,932    40,006    41,657
  Pension settlement
   expense (curtailment
   gain)                        2,204      (8,113)    2,204    (8,113)
  Restructuring expenses            -           -     2,627         -
  Gain on litigation
   settlement                       -           -    (3,644)        -
  Write-downs of property
   and equipment                    -           -        91        26
  Depreciation and
   amortization                 6,299       5,994    23,231    23,387
Gain on franchise sales
 of restaurant operations
 and properties                  (200)          -    (1,302)        -
(Gain) loss on disposals
 of other property and
 equipment, net                  (448)        545       213     2,044
                           ----------- ----------- --------- ---------

OPERATING INCOME                1,431      11,095    20,583    38,084

OTHER EXPENSES:
Interest expense, net           5,628       5,915    22,295    24,157
Other expenses,
 principally debt
 retirement costs                   -           -     9,235         -
                           ----------- ----------- --------- ---------

(LOSS) INCOME BEFORE
 BENEFIT FROM (PROVISION
 FOR) INCOME TAXES             (4,197)      5,180   (10,947)   13,927

Benefit from (provision
 for) income taxes              3,964      (2,087)    7,530    (4,424)
                           ----------- ----------- --------- ---------

NET (LOSS) INCOME               $(233)     $3,093   $(3,417)   $9,503
                           =========== =========== ========= =========


NET (LOSS) INCOME PER
 SHARE:
  Basic                        $(0.03)      $0.41    $(0.45)    $1.28
                           =========== =========== ========= =========
  Diluted                      $(0.03)      $0.40    $(0.45)    $1.25
                           =========== =========== ========= =========

WEIGHTED AVERAGE SHARES:
  Basic                         7,709       7,476     7,637     7,447
                           =========== =========== ========= =========
  Diluted                       7,709       7,710     7,637     7,609
                           =========== =========== ========= =========

NUMBER OF COMPANY UNITS:
Beginning of period               358         380       380       387
Openings                            -           2         4         3
Refranchised closings              (9)          -       (27)        -
Closings                           (2)         (2)      (10)      (10)
                           ----------- ----------- --------- ---------
End of period                     347         380       347       380
                           =========== =========== ========= =========

NUMBER OF FRANCHISED
 UNITS:
Beginning of period               186         161       163       162
Refranchised openings               9           -        27         -
Openings                            1           3         8         6
Closings                           (1)         (1)       (3)       (5)
                           ----------- ----------- --------- ---------
End of period                     195         163       195       163
                           =========== =========== ========= =========



                    Friendly Ice Cream Corporation
                    ------------------------------
                Consolidated Statements of Operations
                -------------------------------------
                     Percentage of Total Revenues
                     ----------------------------

                                  Quarter Ended         Year Ended
                             ----------------------- -----------------
                                Jan 2,      Dec 28,   Jan 2,   Dec 28,
                                 2005        2003      2005     2003
                             ----------- ----------- ------- ---------
                             (unaudited) (unaudited)
                                          restated           restated
Restaurant Revenues               76.4 %      78.5 %  78.1 %    79.3 %
Foodservice Revenues              21.2 %      19.8 %  19.6 %    19.0 %
Franchise Revenues                 2.4 %       1.7 %   2.3 %     1.7 %
                             ----------- ----------- ------- ---------

REVENUES                         100.0 %     100.0 % 100.0 %   100.0 %

COSTS AND EXPENSES:
  Cost of sales                   39.4 %      36.5 %  37.5 %    35.7 %
  Labor and benefits              28.4 %      29.4 %  28.8 %    28.8 %
  Operating expenses              18.5 %      19.0 %  19.1 %    18.7 %
  General and
   administrative expenses         7.3 %       8.1 %   7.0 %     7.2 %
  Pension settlement expense
   (curtailment gain)              1.5 %      (6.0)%   0.3 %    (1.4)%
  Restructuring expenses              -           -    0.5 %        -
  Gain on litigation
   settlement                         -           -   (0.6)%        -
  Write-downs of property
   and equipment                      -           -       -         -
  Depreciation and
   amortization                    4.4 %       4.4 %   4.0 %     4.0 %
Gain on franchise sales of
 restaurant operations and
 properties                       (0.2)%          -   (0.2)%        -
(Gain) loss on disposals of
 other property and
 equipment, net                   (0.3)%       0.4 %      -      0.4 %
                             ----------- ----------- ------- ---------

OPERATING INCOME                   1.0 %       8.2 %   3.6 %     6.6 %

OTHER EXPENSES:
Interest expense, net              3.9 %       4.4 %   3.9 %     4.2 %
Other expenses, principally
 debt retirement costs                -           -    1.6 %        -
                             ----------- ----------- ------- ---------

(LOSS) INCOME BEFORE
 BENEFIT FROM (PROVISION
 FOR) INCOME TAXES                (2.9)%       3.8 %  (1.9)%     2.4 %

Benefit from (provision
 for) income taxes                 2.8 %      (1.5)%   1.3 %    (0.8)%
                             ----------- ----------- ------- ---------

NET (LOSS) INCOME                 (0.1)%       2.3 %  (0.6)%     1.6 %
                             =========== =========== ======= =========




                    Friendly Ice Cream Corporation
                    ------------------------------
                 Condensed Consolidated Balance Sheets
                 -------------------------------------
                            (In thousands)


                                              January 2,  December 28,
                                                 2005         2003
                                             ----------- -------------

                                                           restated

                                Assets
                                ------

 Current Assets:
   Cash and cash equivalents                    $13,405       $25,631
   Other current assets                          40,939        36,423
                                             ----------- -------------
 Total Current Assets                            54,344        62,054

 Deferred Income Taxes                           10,619         1,761

 Property and Equipment, net                    156,412       159,671

 Intangibles and Other Assets, net               27,509        23,802
                                             ----------- -------------

                                               $248,884      $247,288
                                             =========== =============


                 Liabilities and Stockholders' Deficit
                 -------------------------------------

 Current Liabilities:
   Current maturities of debt, capital
    lease and finance obligations                $6,757        $2,038
   Other current liabilities                     61,290        64,931
                                             ----------- -------------
 Total Current Liabilities                       68,047        66,969

 Capital Lease and Finance Obligations            7,380         5,773

 Long-Term Debt                                 225,752       227,937

 Other Long-Term Liabilities                     52,731        49,761

 Stockholders' Deficit                         (105,026)     (103,152)
                                             ----------- -------------

                                               $248,884      $247,288
                                             =========== =============



                    Friendly Ice Cream Corporation
                    ------------------------------
                Selected Segment Reporting Information
                --------------------------------------
                            (in thousands)
                            --------------

                             For the Three Months     For the Year
                                    Ended                 Ended
                            --------------------- --------------------
                             December   December   December  December
                               2004      2003        2004      2003
                            --------------------- --------------------
                            (unaudited)
                                       (Restated)           (Restated)
Revenues before elimination
 of intersegment revenues:
 Restaurant                   $109,431  $105,983   $448,661  $459,758
 Foodservice                    63,120    57,002    245,484   240,313
 Franchise                       3,377     2,286     13,199     9,822
                            --------------------- --------------------
  Total                       $175,928  $165,271   $707,344  $709,893
                            ===================== ====================

Intersegment revenues:
 Foodservice                  $(32,756) $(30,189) $(132,847)$(130,123)
                            ===================== ====================

Revenues:
 Restaurant                   $109,431  $105,983   $448,661  $459,758
 Foodservice                    30,364    26,813    112,637   110,190
 Franchise                       3,377     2,286     13,199     9,822
                            --------------------- --------------------
  Total                       $143,172  $135,082   $574,497  $579,770
                            ===================== ====================

EBITDA (1):
 Restaurant                     $9,371    $9,537    $41,806   $51,099
 Foodservice                     3,257     4,358     12,983    18,378
 Franchise                       2,475     1,431      9,384     6,763
 Corporate                      (5,762)   (5,637)   (19,973)  (20,656)
 Gain (loss) on property
  and equipment, net               592      (713)       892    (2,200)
 Restructuring expenses              -         -     (2,627)        -
 Gain on litigation
  settlement                         -         -      3,644         -
 Less pension benefit
  included in reporting
  segments                        (529)     (280)    (2,116)   (1,131)
                            --------------------- --------------------
  Total                         $9,404    $8,696    $43,993   $52,253
                            ===================== ====================

Interest expense, net           $5,628    $5,915    $22,295   $24,157
                            ===================== ====================

Other expenses,
 principally debt
 retirement costs                   $-        $-     $9,235        $-
                            ===================== ====================

Depreciation and
 amortization:
 Restaurant                     $4,497    $4,217    $16,275   $16,270
 Foodservice                       873       843      3,376     3,084
 Franchise                         103        37        286       153
 Corporate                         825       897      3,294     3,880
                            --------------------- --------------------
Total                           $6,298    $5,994    $23,231   $23,387
                            ===================== ====================

Other non-cash expense
 (income):
 Pension settlement expense
  (curtailment gain)            $2,204   $(8,113)    $2,204   $(8,113)
 Write-downs of property
  and equipment                      -         -         91        26
 Net periodic pension
  benefit                         (529)     (280)    (2,116)   (1,131)
                            --------------------- --------------------
  Total                         $1,675   $(8,393)      $179   $(9,218)
                            ===================== ====================

Income (loss) before
 income taxes
 Restaurant                     $4,874    $5,320    $25,531   $34,829
 Foodservice                     2,384     3,515      9,607    15,294
 Franchise                       2,372     1,394      9,098     6,610
 Corporate                     (12,215)  (12,449)   (45,562)  (48,693)
                            --------------------- --------------------
                                (2,585)   (2,220)    (1,326)    8,040
 Gain (loss) on property
  and equipment, net               592      (713)       801    (2,226)
 Pension settlement expense
  (curtailment gain)            (2,204)    8,113     (2,204)    8,113
 Restructuring expenses              -         -     (2,627)        -
 Gain on litigation
  settlement                         -         -      3,644         -
 Other expenses,
  principally debt
  retirement costs                   -         -     (9,235)        -
                            --------------------- --------------------
  Total                        $(4,197)   $5,180   $(10,947)  $13,927
                            ===================== ====================

Certain amounts have been reclassified to conform with the current period presentation.

(1) EBITDA represents net income (loss) before (i) benefit from (provision for) income taxes, (ii) other expenses, principally debt retirement costs, (iii) interest expense, net, (iv) depreciation and amortization, (v) write-downs of property and equipment, (vi) net periodic pension benefit and (vii) other non-cash items. The Company has included information concerning EBITDA in this schedule because the Company's incentive plan pays bonuses based on achieving EBITDA targets and the Company's management believes that such information is used by certain investors as one measure of a company's historical ability to service debt. EBITDA should not be considered as an alternative to, or more meaningful than, earnings (loss) from operations or other traditional indications of a company's operating performance.

    CONTACT: Friendly Ice Cream Corporation
             Investment Contact:
             Deborah Burns, 413-543-2400 x3317
             or
             Media Contact:
             Maura Tobias, 413-543-2400 x2814